HARMON INDUSTRIES, INC.
                            1998 DIRECTOR STOCK PLAN

      1. Purpose. The purpose of the Harmon Industries, Inc. 1998 Director Stock Plan (the "Plan") is to advance the interests of the Corporation by encouraging and providing for the acquisition of an equity interest in the success of the Corporation by providing a means whereby non-employee directors of Harmon Industries, Inc. (the "Corporation"), will, after the establishment of the Plan, receive as a part of their director compensation, shares of Corporation common stock. The Board of Directors of the Corporation believes that the Plan will enable the Corporation to attract and retain the services of highly qualified directors upon whose judgment, interest, leadership and special efforts the successful supervision of the Corporation's business is largely dependent.

      2. Number of Shares. Shares under the Plan shall be granted annually to each director other than any Advisory Director or any director who is then an employee of the Company in an annual amount of 360 shares of the Corporation's regular common stock. Such shares shall be issued at such times as the Board of Directors shall provide in accordance with Section 3 of this Plan. The aggregate number of shares of the regular common stock of the Corporation which maybe issued pursuant to the Plan shall not exceed 30,000 shares, subject to adjustment as described in Section 5. Such shares may, at the discretion of the Board of Directors, consist either in whole or in part of shares of the Corporation's authorized but unissued regular common stock or shares of the Corporation's authorized and issued regular common stock reacquired by the Corporation and held in its treasury.

      3.   Administration and Eligibility.

      (a) This Plan shall be administered by the Board of Directors. The Board of Directors shall establish rules for the proper administrative of the Plan. The Board of Directors of the Corporation shall have the authority to establish uniform rules for the timing of issuance of shares as it determines are appropriate, so long as no more than 360 shares per year per director are issued.

      (b) Non-employee directors, elected by the shareholders, shall be eligible to receive shares under the Plan. Employees who are also elected by the shareholders as directors or advisory directors of the Corporation, shall not be eligible to receive shares under the Plan.

      4. Use of Proceeds. The consideration received by or charged to (with respect to compensation) the Corporation for shares of its regular common stock issued pursuant to the Plan shall be allocated to stated capital to the extent of the aggregate par value of that stock. All amounts of such consideration received by the Corporation in excess of the aggregate par value shall constitute capital surplus.

      5. Adjustments Upon Changes in Stock. If there shall be any change in the stock of the Corporation subject to the Plan through merger, consolidation, reorganization, stock split, stock dividend of 5% or more in any year, or other change in the corporation structure, appropriate adjustment shall be made in (a) the aggregate number of shares subject to the Plan, (b) the number of shares which may be granted under it to any director. Any stock dividend or stock amounting to less than 5% in any one year shall not require adjustment in the number of shares of the stock under this Plan.

      6. Commencement and Suspension or Termination of Plan. The Plan shall become effective upon election of directors at the annual shareholders meeting of the Corporation on May 12, 1998. The Board of Directors may at any time suspend or terminate the Plan. No shares under this Plan may be issued during such suspension or after such termination of this Plan. If not sooner terminated by the Board of Directors, this Plan shall terminate and expire immediately prior to the Annual Shareholders meeting in May 2008, but in no event later than May 31, 2008.

      7. Amendment of Plan. The Board of Directors may at any time amend the Plan in such respects as the Board of Directors may deem advisable, or in order to conform to any change in the law, or in any other respect which the Board of Directors may deem to be in the best interest of the Corporation, but only to the extent permitted (i) by the rules of the exchange, on which the Corporation's stock is traded, and (ii) by applicable law.

Adopted:  December 11, 1997
(Adjusted for 3 for 2 stock split on February 27, 1998)

                                                                   Page 15 of 34